Exhibit 10.3

GLOBALSTAR, INC. 461 S. MILPITAS BLVD. MILPITAS, CA 95035	Tel: (408) 933-4700 Fax: (408) 933-4100 www.globalstar.com	James Monroe III Chairman and Chief Executive Officer

May 1, 2008

Mr. Thomas M. Colby

Re:                               Employment with Globalstar, Inc.

Dear Tom:

This letter (this “Agreement”) memorializes the terms of your employment with Globalstar, Inc. (“Globalstar”).  Let me say at the outset that we are pleased that you will be joining Globalstar as its Chief Operating Officer.

1.                                       Title.  You will be employed by Globalstar with the title and responsibilities of “Chief Operating Officer” and you will report directly to the Chief Executive Officer.

2.                                       Base Salary; Bonus Potential.  During your employment, Globalstar will pay you a base salary of $300,000 per year (“Base Salary”), which will be paid in accordance with Globalstar’s standard payroll policies and pro rated for any partial year of your employment.  You will also be eligible to receive (a) an annual bonus in an amount equal to 50% of your Base Salary upon your meeting certain performance criteria as determined from time to time by the Board of Directors of Globalstar (or the Compensation Committee of the Board, if applicable) (the “Board”) and communicated to you from time to time and (b) a $500,000 special bonus payable at the option of Globalstar in cash or unrestricted shares of Globalstar common stock, par value $0.0001 per share (the “Common Stock”), after the Board, acting in the exercise of its discretion, which shall not be withheld or delayed unreasonably, determines that not less than twenty-four (24) satellites of Globalstar’s “second generation constellation” have entered commercial service and are performing satisfactorily in carrying two-way voice and data, revenue capable, traffic.  This is expected to occur in 2010, with the special bonus anticipated to be paid by December 31, 2010 or as soon as administratively practicable thereafter.  The annual bonus will be paid during the Bonus Payment Period.  All payments of Base Salary and bonuses will be subject to withholding as required by law.

The term “Bonus Payment Period” means the period beginning on the first day immediately following the end of the period for which a bonus is determined (a “bonus determination period”) and ending on the latest of (i) the last day of the calendar year in which such bonus determination period ends, or (ii) the 15th day of the third month following the end of the bonus determination period.  Notwithstanding the foregoing, if calculation of the amount of a bonus is not administratively practicable due to events beyond Globalstar’s control, the payment will be made as soon as the payment is administratively practicable.

3.                                       Benefits.  In addition to the compensation described above, during your employment Globalstar will provide you with participation in all benefit plans and programs that are then generally available to Globalstar senior executive officers (collectively, “Benefits”), currently including the following: (i) participation in Globalstar’s employee life, health and disability insurance programs; (ii) participation in Globalstar’s 401(k) Plan on the same basis as other senior officers; (iii) reimbursement rights for ordinary business expenses per company policy; and (iv) vacation in accordance with policies applicable to Globalstar senior executive officers.

4.                                       Severance.  If your employment is terminated by Globalstar without Cause (as defined below) before or within two years following a Change of Control, then you will be entitled to receive:  (a) any bonus earned to date from the current calendar year per Paragraph 2 above, which shall be paid when other executives of Globalstar are paid such annual bonuses; (b) any bonus earned during the 12 month period following termination on a pro rated basis per Paragraph 2 above, which shall be paid when other executives of Globalstar are paid such annual bonuses; and (c) 12 monthly installment payments of your then Base Salary per Paragraph 2 above, with the first monthly installment commencing on the next payroll date following your termination of employment and continuing for a twelve-month period following the termination of your employment, provided you remain in compliance with Paragraph 6 below.  For purposes hereof, a bonus shall be deemed “earned” if and when the applicable goals, milestones or other criteria triggering payment of the bonus occur, excluding any requirements related to continued employment.  Payments made pursuant to this Paragraph shall not be made beyond the last day on which such payment would qualify as a short-term deferral under Treasury Regulation §1.409A 1(b)(4) (as applicable), except that any amounts in excess of the Separation Pay Exemption Amount (defined below) shall be paid as follows:  (i) no portion of the excess amount may be paid, or commence to be paid, earlier than six (6) months after the date you separate from service, and (ii) the payments that would have otherwise been paid during such six (6) month period shall be accumulated and paid on the first day of the seventh month following the date you separate from service.

The term “Separation Pay Exemption Amount” means an amount equal to two times the lesser of (x) the sum of your annualized compensation based upon the annual rate of pay for services provided to Globalstar for your taxable year preceding the taxable year in which you separate from service (adjusted for any increase during that year that was expected to continue indefinitely if you had not separated from service); or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which you separate from service.

“Change of Control” means the occurrence, after the Effective Date, of the following with respect to Globalstar:

Substantially all the assets of the Company are disposed of pursuant to a merger, consolidation, sale, or plan of liquidation and dissolution (unless any or all of Globalstar Holdings LLC, Globalstar Satellite LP, and Thermo Funding Company LLC, and their respective affiliates has Beneficial Ownership of, directly or indirectly, a controlling interest (defined as owning a majority of the voting power) in the entity surviving such merger or consolidation or acquiring such assets upon such sale or in connection with such plan of liquidation and dissolution).

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“Beneficial Ownership” has the meanings provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” means (i) any act of fraud, theft or misappropriation of property relating to Globalstar; (ii) any breach by you of a material term of this Agreement; (iii) any material neglect, or material misconduct by you, in discharging the duties as are set forth in this Agreement or reasonably directed by Globalstar; (iv) any conviction or plea of guilty or nolo contendere for any felony or any other serious crime involving moral turpitude; or (v) any action or failure to act by you which results in a penalty or sanction by the Securities and Exchange Commission or the Federal Communications Commission against you or Globalstar.  Globalstar will not terminate you for Cause without first providing you with written notice of its intent to terminate for Cause and the acts or omissions giving rise to the “for Cause” termination, and providing you with an opportunity to be heard by the Board on the subject.  In the event there is a Change of Control, for a period of two years following the date of such Change in Control, the term “Cause” shall not include items (i) through (v) above and shall only mean the following:  (x) you violate any Globalstar policy, regulation or guideline which you fail to cure within sixty (60) days following written notice of such violation by Globalstar to you; or (y) your conviction or plea of guilty or nolo contendere with respect to fraudulent or illegal activities which are materially injurious to Globalstar, monetarily or otherwise.  For purposes hereof, your employment will also be deemed to have been terminated without Cause upon (i) a demotion or diminution of your duties, responsibilities or status; (ii) a material reduction in base salary or annual cash bonus incentive opportunities (whether in one reduction or cumulatively); or (iii) a relocation of your principal office more than 25 miles from Atherton, California.

5.                                       Equity Awards.  Globalstar will grant you the following equity awards within ninety (90) days after the Effective Date (defined below):

(a)                                  A restricted stock award equal to $1,600,000 based on the closing price of a share of Common Stock as quoted on The NASDAQ Global Select Market on the date of grant.  This restricted stock will vest on the anniversary of the date of grant in each of 2011 and 2012 as to shares valued at $500,000 at the time of grant and in 2013 as to shares valued at $600,000 at the time of grant, contingent, with respect to each installment, on your continuous employment with Globalstar through the date of vesting.  The foregoing notwithstanding, if any restricted stock issued under this Agreement shall vest on a date on which a sale of shares by you or your beneficiaries or personal representatives would violate Globalstar’s Insider Trading Policy, vesting shall be deferred until the next day on which the sale would not violate the Globalstar Insider Trading Policy.  This Paragraph 6(a) may be supplemented by an award agreement containing additional terms and conditions that are reasonably satisfactory to you and Globalstar.

(b)                                 Four nonqualified options to purchase an aggregate of 1,264,744 shares of Globalstar Common Stock.  The options will be exercisable when the closing price per share of Globalstar Common Stock reaches the values specified below, contingent, with respect to each installment, on your continuous employment with Globalstar through the date on which the options become exercisable.  An option to purchase 550,661 shares will have an exercise price of $5.00 per share, but will only be exercisable when the closing price of Globalstar Common Stock

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equals or exceeds $14.08  An option to purchase 335,243 shares will be exercisable at $10.00 per share, but only when the closing price of Globalstar Common Stock equals or exceeds $18.18.  An option to purchase 202,839 shares will be exercisable at $15.00 per share, but only when the closing price of Globalstar Common Stock equals or exceeds $22.28 per share.  An option to purchase 176,001 shares will be exercisable at $20 per share, but only when the closing price of Globalstar Common Stock equals or exceeds $25.83 per share.  As used herein, the closing price means the average closing price over any twenty (20) consecutive trading-day period during the five-year period beginning on the grant date based on the closing price of a share of Common Stock as quoted on The NASDAQ Global Select Market or such other national or regional securities exchange or market system constituting the primary market for the Common Stock.  The options will expire 10 years from the date of grant.  This Paragraph 6(b) may be supplemented by an award agreement containing additional terms and conditions that are reasonably satisfactory to you and Globalstar.

(c)                                  The parties hereto understand that the stock option awards are intended to be either exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any applicable regulations or similar guidance issued thereunder (“Section 409A”).

6.                                       Employee Covenants.  In consideration for the compensation package provided above, you agree to the following provisions:

(a)                                  You will abide by the rules, regulations, policies, and procedures established from time to time by Globalstar.  While you are employed by Globalstar, you will devote your entire productive time, ability, and attention for the benefit of Globalstar and will not render any service of a commercial or professional nature to any other person or enterprise without the prior written consent of Globalstar; provided, however, that you may engage in appropriate educational, civic, charitable, or religious activities so long as these activities do not materially impair your ability to carry out your obligations hereunder and to devote your full business efforts to Globalstar.

(b)                                 Confidential Information.  You acknowledge that the information, observations and data obtained by you while employed by Globalstar concerning the business or affairs of Globalstar (including Globalstar’s technology, systems, know-how, designs, inventions, methods of doing business and supplier and customer information) (collectively, “Confidential Information”) are the property of Globalstar.  Except as required by law or court order, you will not disclose or use any Confidential Information other than in the course of performance of your employment duties to Globalstar without the prior written consent of the Board, unless and to the extent that such Confidential Information is or becomes generally known to and available for use by the public other than as a result of your own wrongful acts or omissions.  You agree to deliver to Globalstar at the termination of your employment, or at any other time on the written request of the Board, all memoranda, notes, plans, reports, electronic records and other documents and data (and copies thereof) that constitute or memorialize Confidential Information, Work Product (as defined below) or that relate to the business of Globalstar which you then possess or have under your control.

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(c)                                  Inventions.  You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to Globalstar’s actual or anticipated business or existing or future products or services and which are conceived, developed or made by you while employed by Globalstar (“Work Product”) are owned by Globalstar, and you hereby assign all right, title and interest in and to such Work Product to Globalstar.  You agree to promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the term of your employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(d)                                 Noncompetition.  You agree that, during your employment by Globalstar and for a period of twelve (12) months thereafter, you will not, within any market area in which Globalstar or any of its affiliates were carrying on any business or pursuing any customers at the time of such termination, directly or indirectly, as an individual on your own account or as a partner or joint venturer, or employee or agent for any person or partnership, or as employee, officer, manager, member, agent, director, or shareholder of any corporation or entity, or otherwise:  (i) engage in or have any interest, active or passive, in any business which is competitive with the business of Globalstar, or (ii) solicit or attempt to divert from Globalstar or any of its affiliates, any then-existing customers, potential customers with whom you have had contact during your employment, employees, agents, or licensees, or (iii) engage in any research, marketing, or sales of any products or services of the type sold by Globalstar during your employment.

(e)                                  Goodwill.  You agree that during your employment and for a period of twelve (12) months thereafter, you will not intentionally disparage or act in any manner which may damage Globalstar’s business or which would adversely affect the goodwill, reputation and business relationships of Globalstar with the public generally, or with any of its customers, suppliers or employees.

(f)                                    Any violation by you of any of the provisions within the foregoing four paragraphs (b) through (e) will entitle Globalstar, in addition to any other remedies, to an injunction to restrain the violation, or to other equitable relief, without bond or security.  You agree that in the event any court of competent jurisdiction finds any part of the foregoing paragraphs unenforceable, the provision(s) affected will be altered to the minimum extent necessary to make the affected provision(s) enforceable.

(g)                                 You represent that your execution of this Agreement and performance of your duties hereunder will not violate any other agreement by which you are bound.

7.                                       Term and Termination.  This Agreement is effective for all purposes as of May 1, 2008 (the “Effective Date”), and ending on the date upon which your employment is terminated by either you or Globalstar.  Such employment shall be on an “at will” basis, terminable at any time and for any reason by either you or Globalstar (but subject to the provisions of Paragraph 4 of this Agreement).  Paragraphs 4 and 6 hereof will survive the

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termination of this Agreement and will remain in force following any termination of this Agreement.

8.                                       Entire Agreement; Amendment.  This Agreement (and any supplements thereto) represents the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous agreement between you and Globalstar and will render the ongoing terms of any previous agreement between you and Globalstar null and void.  This Agreement may only be amended with the written consent of you and Globalstar.

9.                                       Successors and Assigns.  This Agreement will be binding on the parties hereto and their successors and assigns.

10.                                 Compliance with Section 409A.  Notwithstanding any other provision of this Agreement, to the extent applicable, this Agreement is intended to comply and shall be construed to comply with Section 409A.  To the extent any provision of this Agreement is contrary to or fails to address the requirements of Section 409A, this Agreement shall be construed and administered as necessary to comply with such requirements.

11.                                 Applicable Law.  This Award Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

Sincerely,

/s/ James Monroe III

James Monroe III
Chairman and Chief Executive Officer

JMIII/caw

To acknowledge your acceptance of this Agreement, please sign and return.

AGREED BY:	/s/ Thomas M. Colby	May 1, 2008
	Thomas M. Colby	Date

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GLOBALSTAR, INC.

RESTRICTED STOCK BONUS AWARD AGREEMENT

THIS AWARD AGREEMENT, is entered into on August         , 2008 by and between Globalstar, Inc., a Delaware corporation (the “Company”), and Thomas M. Colby (“you”).  Capitalized terms used in this Award Agreement but not defined in this Award Agreement have the meanings given to them in the Amended and Restated Globalstar, Inc. 2006 Equity Incentive Plan (the “Plan”).

In accordance with the letter agreement dated May 1, 2008 between the Company and you (the “Letter Agreement”), the Company hereby agrees to grant you Restricted Stock Bonus Awards consisting of shares of the Company’s Common Stock, par value $0.0001 per share (“Shares”) under the Plan as set forth below:

Value at Grant	Grant and Vesting Date
$500,000

Upon Board of Director determination, in its discretion, that not less than 24 satellites of the Company’s second generation constellation have entered commercial service and are performing satisfactorily in carrying two-way voice and data, revenue capable, traffic.

500,000	July 11, 2011
500,000	July 11, 2012
600,000	July 11, 2013

GRANT AND VESTING. On each of the Grant and Vesting Dates, the Company shall issue and you shall acquire, subject to this Award Agreement and applicable provisions of the Plan, a Restricted Stock Bonus consisting of the number of Shares determined by dividing the applicable Value at Grant by the Fair Market Value per share in dollars of the Stock on the last Trading Day that shall have occurred before the respective Vesting Date; provided that you have remained continuously employed by the Company (such employment being hereinafter referred to as “Service”) through the applicable Vesting Date. Subject to the following sentence, all of such Shares shall be vested fully on the Grant Date.  The foregoing notwithstanding, if any Restricted Stock Bonus issued under this Award Agreement otherwise would vest on a date on which a sale of Shares by you or your beneficiaries or personal representatives would violate the Company’s Insider Trading Policy, vesting shall be deferred until the next day on which the sale would not violate the Insider Trading Policy.

ISSUANCE OF SHARES IN COMPLIANCE WITH LAW.  Issuance of Shares shall be subject to compliance with all applicable requirements of federal, state, or foreign law.  No Shares shall be issued at any time when issuance would constitute a violation by the Company of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any Stock Exchange or market system on which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares under this Award Agreement shall toll the Company’s obligation to issue such Shares until such disability shall have been removed, and shall relieve the Company of any liability in respect of any resultant delay in issuance of Shares as to which such requisite authority shall not have been obtained.  As a condition to the issuance of the Shares, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

COMPLIANCE WITH RULE 16B-3.  The Restricted Stock Bonus Awards subject to this Award Agreement have been approved by the Board of Directors in compliance with Rule 16b-3(d) promulgated under the Securities Exchange Act of 1934.

FORFEITURE. If your Service terminates for any reason, the portion of the Restricted Stock Bonus Awards which are not then granted or vested shall be immediately forfeited and canceled.

BUY OUT.  Upon the occurrence of any Grant and Vesting Date, the Company will have the right to elect to pay you cash equal to the applicable Value at Grant in lieu of issuing the Shares.  The Company’s determination to issue Shares or to pay cash on any Grant and Vesting Date shall in no way affect the Company’s right to elect to issue Shares or to pay cash upon the occurrence of any other Grant and Vesting Date.

TAXES. You must pay all applicable U.S. federal, state and local taxes resulting from the grant of this award or the issuance of Shares upon vesting of this award. The Company has the right to withhold all applicable taxes due upon the vesting of this award (by payroll deduction, the withholding of Shares from delivery or otherwise) from the proceeds of this award or from future earnings (including salary, bonus, director’s fees or any other payments). Subject to compliance with applicable law and the Company’s Insider Trading Policy, you may satisfy the Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by you to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Shares issued upon vesting of each award.

You understand that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Award Agreement.  Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to you.  You acknowledge that you have been advised to consult with a tax advisor regarding the tax consequences of the acquisition of Shares hereunder.  ANY ELECTION UNDER SECTION 83(b) YOU WISH TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH YOU ACQUIRE THE SHARES.  THIS TIME PERIOD CANNOT BE EXTENDED.  YOU ACKNOWLEDGE THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS YOUR SOLE RESPONSIBILITY, EVEN IF YOU REQUEST GLOBALSTAR OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON YOUR BEHALF.  You agree to notify Globalstar in writing before you file an election pursuant to Section 83(b) of the Code.

It is the intention of the parties that the Restricted Stock Bonus Awards under this Award Agreement comply with, and/or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, so that no adverse tax consequences will be imposed upon you under such Section at the time any Restricted Stock Bonus Award vests.  The Plan is not intended to be a qualified plan under the Federal Employee Retirement Income Security Act.  Nothing in this Award Agreement or in the Plan shall be construed to be at variance with these intentions.

CONDITIONS. These Restricted Stock Bonus Awards are governed by and subject to the terms and condition of the Plan, which contains important provisions of this award and forms a part of this Award Agreement.  A copy of the Plan is being provided to you, along with a summary of the Plan.  If there is any conflict among any provision of this Award Agreement, the Plan and the Letter Agreement, this Award Agreement will control.  Your rights and obligations under this Award Agreement are also governed by and are subject to applicable U.S. laws.

MARKET STANDOFF PERIOD.  You hereby acknowledge and agree that if so requested in connection with any registration of the offering of any securities of the Company (or any successor) under the Securities Act, you will not sell or otherwise transfer any Shares or other securities of the Company (or a successor) during the 180-day period (or such other period as may be requested by any underwriter or the Company in writing) (the “Market Standoff Period”) following the effective date of a registration statement of the Company (or any successor), any parent corporation (as defined in Section 424 of the Internal Revenue Code) or any Subsidiary filed under the Securities Act.  To enforce this restriction, such entity may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

NOTICES. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: Director of Human Resources, or to you at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Award Agreement.

LIMITATIONS ON LIABILITY. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in this Award Agreement shall be construed to: give you any right to be granted an award other than as set forth herein or at the sole discretion of the Board of Directors of the Company; give you any rights whatsoever with respect to Shares except as specifically provided in this Award Agreement; limit in any way the right of the Company or its subsidiaries or affiliates to terminate your Service at any time; or be evidence of any agreement or understanding, expressed or implied, that the Company or its subsidiaries or affiliates will employ you in any particular position, at any particular rate of compensation or for any particular period of time.

GOVERNING LAW. This Award Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles.

SUCCESSOR. This Award Agreement shall bind and inure to the benefit of the Company, its successors and assigns and you and your personal representatives and assigns.

AMENDMENT. This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

SURVIVAL OF AGREEMENT.  To the extent necessary to carry out the intentions of the parties hereto, the respective rights and obligations of the parties hereunder shall survive any termination of this Award Agreement.

COUNTERPARTS.  This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ACKNOWLEDGEMENT. The Company has caused this Award Agreement to be duly executed by its duly authorized officer. To acknowledge receipt of this award, please sign and return one copy of this Award Agreement to the Company’s Director of Human Resources.

GLOBALSTAR, INC.	THOMAS M. COLBY

By:
Title:

GLOBALSTAR, INC.

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AWARD AGREEMENT, is entered into on August         , 2008 (the “Grant Date”), by and between Globalstar, Inc., a Delaware corporation (the “Company”), and Thomas M. Colby (“you”).

GRANT. In accordance with the letter agreement dated May 1, 2008 between the Company and you (the “Letter Agreement”), the Company hereby awards you four sets of non-qualified stock options (“Options”) to purchase the number of shares of the Company’s Common Stock, par value $0.0001 per share (“Shares”) set forth below, at the corresponding Option Prices set forth below, subject to the terms and conditions of this Award Agreement:

No. of Shares	Option Price	Vesting Price
550,661	$5.00	$14.08
335,243	10.00	18.18
202,839	15.00	22.28
176,001	20.00	25.83

VESTING. Each set of Options will vest on the first date, if any, during the period commencing on the Grant Date and ending on July 11, 2013 (the “Vesting Period”), on which the Share price attains the amount indicated above.  For such purpose, the Share price will be the average closing price of Company Common Stock as quoted on The NASDAQ Global Select Market (or other national or regional securities exchange or market system constituting the primary market for the Common Stock) over any twenty (20) consecutive trading-day period.  No Option will vest unless you have remained continuously employed by the Company (such employment being hereinafter referred to as “Service”) through the applicable vesting event.

FORFEITURE. If your Service terminates for any reason, any unvested portion of the Options shall be immediately forfeited and canceled.

TERM. Each Options will expire July 11, 2018 (the “Expiration Date”).

COMPLIANCE WITH RULE 16B-3.  The Options subject to this Award Agreement have been approved by the Board of Directors in compliance with Rule 16b-3(d) promulgated under the Securities Exchange Act of 1934.

EXERCISE. Once vested, an Option will remain exercisable with respect to any vested Shares until the Expiration Date following termination of Service for any reason other than Cause (as defined in the Letter Agreement).  If your Service is terminated for Cause, any unexercised vested portion of the Options shall be immediately forfeited and canceled.

Only vested Options may be exercised. In order to exercise any Option, you must deliver to the Company a written notice at least one (1) day prior to the Expiration Date indicating the Option and the number of Shares being exercised, accompanied by full payment of the Option Price. You must exercise an Option for at least 100 shares, unless the total number of Shares covered by that Option is less than 100, in which case you must exercise the Option for all remaining Shares. You may pay the Option Price in cash, by transferring to the Company Shares owned by you for at least six months prior to the exercise with a Fair Market Value (as defined in the Company’s Amended and Restated 2006 Equity Incentive Plan) equal to the Option Price on the date of exercise, by delivery of an irrevocable instruction to a broker approved by the Company of properly executed instructions, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Shares issued upon exercise of an Option, or a combination thereof. You will have no rights as a stockholder with respect to the Shares before exercise of an Option and delivery to you of a certificate evidencing those Shares or a statement evidencing the entry of the Shares in your name in book entry form.

TAXES. You must pay all applicable U.S. federal, state and local taxes resulting from the issuance of Shares upon exercise of the Options. The Company has the right to withhold all applicable taxes due upon the exercise of the Options (by payroll deduction, the withholding of Shares from delivery or otherwise) from the proceeds of such exercise or from future earnings (including salary, bonus, director’s fees or any other payments). Subject to compliance with applicable law and the Company’s Insider Trading Policy, you may satisfy the Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by you to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Shares issued upon exercise of the Options.

It is the intention of the parties that the Options and the Shares issued upon exercise of an Option under this Award Agreement comply with, and/or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, so that no adverse tax consequences will be imposed upon you under such Section at the time any exercise of an Option.  This Award Agreement is not intended to be a qualified plan under the Federal Employee Retirement Income Security Act.  Nothing in this Award Agreement shall be construed to be at variance with these intentions.

ADJUSTMENT. If any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, merger or consolidation, split-up, spin-off, or other similar corporate transaction or event occurs prior to exercise of an Option, then the Compensation Committee of the Company’s Board of Directors (the “Committee”) may adjust the number and kind of shares subject to the Option and the purchase price of such shares in such manner as it may deem equitable and appropriate within the limits of applicable law or NASDAQ or other exchange rules.

TRANSFERABILITY OF OPTION. You may not transfer the Options other than by will or the laws of descent and distribution. The Options shall be exercisable during your lifetime only by you or by your guardian or legal representative, or after your death only by a transferee as permitted under this Award Agreement.

LAWS AND REGULATIONS. No Shares shall be issued under the Options unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of Shares to you hereunder on your undertaking in writing to comply with such restrictions on the subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

REGISTRATION. As soon as practicable, but in no event later than the first anniversary of the Grant Date, the Company shall, at its expense, cause the Shares subject to the Options to be registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under applicable state law, to be freely resold. The Company shall thereafter use its best efforts to maintain the effectiveness of such registration and qualification for so long as you hold the Options (or any portion thereof) or any of the Shares purchased thereunder, or until such earlier date as such Shares may otherwise be freely sold under applicable law.

MARKET STANDOFF PERIOD.  You hereby acknowledge and agree that if so requested in connection with any registration of the offering of any securities of the Company (or any successor) under the Securities Act, you will not sell or otherwise transfer any Shares or other securities of the Company (or a successor) during the 180-day period (or such other period as may be requested by any underwriter or the Company in writing) (the “Market Standoff Period”) following the effective date of a registration statement of the Company (or any successor), any parent corporation (as defined in Section 424 of the Internal Revenue Code) or any Subsidiary filed under the Securities Act.  To enforce this restriction, such entity may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

NOTICES. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: Director of Human Resources, or to you at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Award Agreement.

LIMITATIONS ON LIABILITY. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in this Award Agreement shall be construed to: give you any right to be granted an option other than as set forth herein or at the sole discretion of the Board of Directors of the Company; give you any rights whatsoever with respect to Shares except as specifically provided in this Award Agreement; limit in any way the right of the Company or its subsidiaries or affiliates to terminate your Service at any time; or be evidence of any agreement or understanding, expressed or implied, that the Company or its subsidiaries or affiliates will employ you in any particular position, at any particular rate of compensation or for any particular period of time.

GOVERNING LAW. This Award Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles.

SUCCESSOR. This Award Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and you and your personal representatives and assigns.

AMENDMENT. This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

SURVIVAL OF AGREEMENT.  To the extent necessary to carry out the intentions of the parties hereto, the respective rights and obligations of the parties hereunder shall survive any termination of this Award Agreement.

COUNTERPARTS.  This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ACKNOWLEDGEMENT. The Company has caused this Award Agreement to be duly executed by its duly authorized officer. To acknowledge receipt of this award, please sign and return one copy of this Award Agreement to the Company’s Director of Human Resources.

GLOBALSTAR, INC.	THOMAS M. COLBY

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